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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors
Sagent Technology, Inc.

We consent to the incorporation by reference in Registration Statement (No. 333-88539) on Form S-8 and Registration Statement (No. 333-40628) on Form S-3 of Sagent Technology, Inc. of our report dated February 5, 2001, except as to note 15, which is as of March 5, 2001, relating to the consolidated balance sheet of Sagent Technology, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the year then ended, and related schedule, appearing elsewhere in this Form 10-K.

KPMG LLP

Mountain View, California
April 2, 2001